EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Grandparents.com, Inc., on Form S-8 (Numbers 333-182050, 333-199314 and 333-199316) of our report dated April 9, 2015, on our audit of the consolidated financial statements as of December 31, 2014 and for the year then ended, which report is included in this Annual Report on Form 10-K of Grandparents.com, Inc. for the year ended December 31, 2014. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

New York, New York

April 9, 2015